Kansas City Southern Industries, Inc.
                              Exhibit 99.1   File No. 1-4717
                              Form 10-K December 31, 1993








Financial Statements

Investors Fiduciary Trust Company

Years ended December 31, 1993, 1992 and 1991 with Report of Independent Auditors

Investors Fiduciary Trust Company

Financial Statements


Years ended December 31, 1993, 1992 and 1991




Contents

Report of Independent Auditors . . . . . . . . . . . . . . . 1

Audited Financial Statements

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . 2
Statements of Income and Retained Earnings . . . . . . . . . 3
Statements of Cash Flows . . . . . . . . . . . . . . . . . . 4
Notes to Financial Statements. . . . . . . . . . . . . . . . 6

Report of Independent Auditors

The Board of Directors and Stockholder
Investors Fiduciary Trust Company

We have audited the accompanying balance sheets of Investors Fiduciary Trust Company (the Company) as of December 31, 1993 and 1992, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Investors Fiduciary Trust Company at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

January 12, 1994


/s/ Ernst & Young

Investors Fiduciary Trust Company
Balance Sheets

                                               December 31
                                            1993      1992
                                                       (In Thousands)
Assets
Cash and due from banks                 $ 73,449   $ 63,183
Federal funds sold                        70,000     65,000
Trading securities                        82,012     24,259
Available-for-sale -securities           559,113
Short-term investments                              348,799
Investment securities                               174,847
Interest receivable and other assets      30,886     38,128
Total assets                            $815,460   $714,216

Liabilities and stockholder s equity
Deposits:
Noninterest-bearing demand              $525,801   $349,208
Money market                              71,533    135,120
Time                                      74,334     85,409
Total deposits                           671,668    569,737
Borrowings under repurchase agreements    39,570     57,395
Accounts payable and accrued liabilities  25,226     11,436
Total liabilities                        736,464    638,568

Stockholder s equity:
Common stock, $10 par value; 60,000 shares
authorized and outstanding                   600        600
Capital surplus                           12,064     12,064
Retained earnings                         62,726     62,984
                                          75,390     75,648
Net unrealized gain on
  available-for-sale securities            3,606
Total stockholder s equity                78,996     75,648
Total liabilities and
  stockholder s equity                  $815,460   $714,216
See accompanying notes.

Investors Fiduciary Trust Company
Statements of Income and Retained Earnings

                                        Year ended December 31
                                      1993     1992    1991

                                     (In Thousands)
Interest and dividend income:
Federal funds sold and short-term
  investments                        $14,951 $14,715   $22,873
Mortgage-backed securities             8,386 102,510
Corporate debt securities              2,682   5,283     5,990
U.S. municipalities and foreign
  government issues                      977   4,271     1,332
Trading securities                    1,639    3,716
Equity securities                     1,744    1,922     2,244
Total interest and dividend income   30,379   40,759    44,949

Interest expense:
Money market deposits                 2,522    4,670     9,682
Time deposits                         8,559   10,406    10,209
Borrowings under repurchase
  agreements                          1,752    2,492     3,470
Total interest expense               12,833   17,568     23,361
Net interest and dividend income     17,546   23,191     21,588

Other income:
Fiduciary fees                       29,250  33 ,868     29,766
Gain on sale of investment securities   600    5,082         71
Gain (loss) from trading activities     152     (716)
Other                                 2,133    2,422      2,704
                                     32,135   40,656     32,541
Other expenses:
Servicing and processing expenses    14,803   17,140     14,590
Salaries and employee benefits       13,097   12,253     11,439
General and administrative expenses   5,130    5,116      4,873
Operating expenses                    1,702    2,109      3,310
Occupancy expenses                    1,032    1,134      1,164
Provision for investment security
  losses                               (150)     936       1,220
Foreign currency exchange rate losses   552   11,066       1,491
                                     36,166   49,754      38,087
Income before income taxes           13,515   14,093      16,042

Provision for income taxes:
Current                               3,008    5,016       5,055
Deferred                              1,066     (450)     (1,064)
                                      4,074    4,566       3,991
Net income                            9,441    9,527      12,051
Retained earnings at beginning
  of year                            62,984   64,291      52,540
Distributions                        (9,699) (10,834)       (300)
Retained earnings at end of year    $62,726  $62,984     $64,291
See accompanying notes.

Investors Fiduciary Trust Company
Statements of Cash Flows

                                           Year ended December 31
                                        1993         1992         1991




(In Thousands)

Operating activities
Net income                            $ 9,441        $ 9,527      $12,051
Adjustments to reconcile net income to
       net cash provided by (used in)
       operating activities:
Depreciation                              942          1,305        1,311
Deferred income tax expense (benefit)   1,066           (450)      (1,064)
Increase in unrealized foreign
       currency exchange rate losses
                                        5,360          3,102
Provision for investment security losses (150)           936        1,220
(Gain ) loss on trading activities       (152)           716
Gain on sale of investment securities    (600)        (5,082)         (71)
Purchases of trading securities      (187,242)       (74,813)
Proceeds from sales and maturities
       of trading securities
                                      129,981         91,876
Discount accretion and premium
       amortization, net               (9,903)        (8,624)      (14,342)
Changes in assets and liabilities, net:
Decrease (increase) in interest
       receivable and other assets      6,020          5,820        (6,285)
(Decrease) increase in accounts payable
       and accrued liabilities          6,139         (5,920)        3,036
Net cash provided by (used in)
       operating activities           (44,458)        20,651        (1,042)

Investing activities
Proceeds from maturities and
       sales of investment securities
                                       94,166        139,538        76,912
Purchases of investment securities   (136,417)      (119,798)     (119,063)
Proceeds from maturities of
       short-term investments       1,793,021      1,839,337     1,580,698
Purchases of short-term investments(1,766,441)    (2,046,893)   (1,479,419)
Net cash provided by (used in)
       investing activities           (15,671)      (187,816)       59,128











Investors Fiduciary Trust Company
Statements of Cash Flows (continued)

                                                  Year ended December 31
                                              1993        1992            1991
                                          (In Thousands)
Financing activities
Net increase in demand and
   money market deposits                    $113,006    $ 91,174      $ 41,791
Net increase (decrease) in time deposits     (11,075)    (34,426)       19,493
Net increase (decrease) in borrowings
   under repurchase agreements               (17,825)      2,146        19,572
Capital contribution from parent                             300
Cash dividends paid                           (8,711)     (3,725)         (300)
Net cash provided by financing activities     75,395      55,469        80,556

Net increase (decrease) in cash and
   cash equivalents                           15,266    (111,696)      138,642
Cash and cash equivalents at
   beginning of year                         128,183     239,879       101,237
Cash and cash equivalents at end of year    $143,449    $128,183      $239,879

Supplemental disclosures of cash flow
information
Cash paid during the year for:
Interest                                    $ 12,386    $ 19,137       $22,997

Income taxes (net of refunds)               $  1,429    $  5,748       $ 5,545

See accompanying notes.



                    Investors Fiduciary Trust Company

                      Notes to Financial Statements

                    December 31, 1993, 1992 and 1991



1.  Accounting Policies

Investors Fiduciary Trust Company (the Company) is regulated under the banking laws of the state of Missouri and by the Federal Deposit Insurance Corporation
(FDIC).

Ownership

The Company is a wholly-owned subsidiary of IFTC Holdings, Inc., which is owned 50% each by DST Systems, Inc. (DST) and Kemper Financial Services, Inc.
(KFS). During the years ended December 31, 1993 and 1992, the Company paid cash dividends of $8,711,000 and $3,725,000 and dividends-in-kind (in the form of investment securities) of $988,000 and $7,109,000, respectively, to IFTC Holdings, Inc. Such dividends-in-kind were recorded at the net book value of the securities at the time of the transaction.

Accounting Changes

In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for
Income Taxes.   The Company adopted the provisions of the new standard in its financial statements effective January 1, 1993. As permitted by the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The change did not have a material effect on the current year financial statements.

In May 1993, the FASB issued SFAS No. 115,  Accounting for Certain Investments
in Debt and Equity Securities.   As permitted under the Statement, the Company
has elected to adopt the provisions of the new standard as of December 31, 1993. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of December 31, 1993 of adopting SFAS No. 115 was not material. The ending balance of stockholder s equity was increased by $3,606,000 (which is net of $2,360,000 in deferred income taxes) to reflect the net unrealized holding gain on securities classified as available-for-sale previously carried at amortized cost or lower of cost or market and the net unrealized loss on interest rate swap agreements which were designated as a hedge of certain available-for-sale securities at the time of adoption of SFAS No. 115 (see Note 7).









1.  Accounting Policies (continued)

Trading Securities

Trading securities are held for resale in anticipation of short-term market movements. Trading securities, which are stated at fair value, consisted of certain U.S. government and federal agency debt securities at December 31, 1993. Trading securities at December 31, 1992 consisted of foreign denominated debt securities. Gains and losses, both realized and unrealized, are included in gain (loss) from trading activities in the accompanying statement of income and retained earnings.

Available-For-Sale Securities

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. The Company had no held-to-maturity securities at December 31, 1993.

Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of income taxes, reported in a separate component of stockholder s equity.

The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are included in interest income. The cost of securities sold is based on the specific identification method.

Short-Term Investments and Investment Securities

Upon adoption of SFAS No. 115 at December 31, 1993, the Company reclassified securities previously classified as held for investment of $559,113,000 to the available-for-sale portfolio.



















1.  Accounting Policies (continued)

Prior to the adoption of SFAS No. 115, short-term investments were stated at amortized cost, which approximated fair value. Investment securities (i.e., securities which the Company had the ability and general intention to hold for long-term purposes) were stated at amortized cost. Additionally, equity securities, excluding money market preferred equities, were stated at the lower of aggregate cost or fair value.

Provision for Investment Security Losses

The provision for investment security losses charged to earnings is an amount which, based on management s estimate, is necessary to maintain a general valuation allowance sufficient to absorb possible credit losses within the Company s investment portfolio. These provisions are made based on the results of continuing reviews by management of the investment portfolio which include analysis of issuer financial data and assessment of an issuer s ability to continue to meet its obligations.

Borrowings Under Repurchase Agreements

The Company enters into sales of securities under agreements to repurchase (repurchase agreements). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheets. The dollar amount of securities underlying
the agreements remains in the asset accounts.   Repurchase agreements mature
in less than one year from the original date of sale.

Income Taxes

The results of operations of the Company are included in the consolidated federal and state income tax returns of its parent, IFTC Holdings, Inc. Income tax expense or benefit of the Company is calculated as if it were reporting its income and expenses as a separate entity. Tax-related balances due to or from IFTC Holdings, Inc. for the years ended 1993 and 1992 are not material.

For the years ended 1993, 1992 and 1991, the amount of actual income tax expense differs from the expense that would result from applying federal statutory tax rates to pretax income due principally to state taxes, the dividends received deduction and tax-exempt interest.















1.  Accounting Policies (continued)

At December 31, 1993, deferred income tax assets and liabilities amounted to $652,000 and $2,498,000, respectively, due to temporary differences in the determination of income for financial statement purposes and income tax purposes. Such temporary differences relate principally to the timing of taxability of certain dividend income, gains on forward exchange contracts, unrealized gains and losses on securities resulting from the adoption of SFAS No. 115 (amounting to deferred liabilities of $2,360,000) and interest rate swap agreements and depreciation. The Company did not record any valuation allowances against deferred tax assets at December 31, 1993.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, due from banks, federal funds sold and investments in tax-exempt money market mutual funds. Generally, federal funds are sold for one-day periods.

Fair Values of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash, cash equivalents and short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.















1.  Accounting Policies (continued)

  Trading and available-for-sale securities: Fair values for trading and available-for-sale securities are based on quoted market prices, where available, and are recognized in the balance sheet. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Investment securities (prior to the adoption of SFAS No. 115): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

  Interest rate swap agreements: Fair values for interest rate swap agreements are based on pricing models or formulas using current assumptions.

  Deposit liabilities: The fair values disclosed for noninterest-bearing demand deposits and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of expected monthly cash flows on time deposits.

  Short-term borrowings: The carrying amounts of borrowings under repurchase agreements approximate their fair values.

Reclassifications

Certain amounts for 1992 and 1991 have been reclassified to conform to the current year presentation.
























2.  Investment Securities

The amortized cost and fair values (carrying value) of available-for-sale securities at December 31, 1993, are as follows:

                                       Gross        Gross         (Carrying
                        Amortized   Unrealized    Unrealized       Value)
                          Cost         Gains         Losses      Fair Value
                                   (In Thousands)
Mortgage-backed securities $ 98,819  $    3,474      $    (273)     $102,020
Corporate debt securities   283,705         809            (80)      284,434
U.S. governments             29,910           1             (2)       29,909
U.S. municipalities          55,575         153             (1)       55,727
Total debt securities       468,009       4,437           (356)      472,090
Equity securities            79,849       7,217            (43)       87,023
Total available-for-
   sale securities         $547,858  $   11,654      $    (399)     $559,113

The amortized cost (carrying value) and fair values of investment securities at December 31, 1992, are as follows:

                                (Carrying
                                  Value)      Gross      Gross
                                Amortized  Unrealized  Unrealized    Fair
                                    Cost     Gains       Losses      Value
                                   (In Thousands)
Mortgage-backed securities      $ 106,606   $  5,869   $   (276)   $ 112,199
Corporate debt securities          37,605        565     (1,838)      36,332
U.S. municipalities and
   foreign government issues        2,876         34        (11)       2,899
Total debt securities              147,08     76,468     (2,125)     151,430
Equity securities                  27,760      8,416       (208)      35,968
Total investment securities     $ 174,847   $ 14,884   $ (2,333)   $ 187,398

2.  Investment Securities (continued)

The amortized cost and estimated fair value of available-for-sale debt securities at December 31, 1993 and investment debt securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  1993                  1992
                            Cost    Fair Value    Cost     Fair Value
                                       (In Thousands)
Due in one year or less   $291,893   $292,118   $  6,029   $  6,063
Due in one year through
   five years              57,1525      7,590     22,150     22,196
                                   11
Due in five years through
   10 years                  4,221      4,317     10,760      9,437
Due after 10 years          15,982     16,103      1,752      1,743
                           369,248    370,128     40,691     39,439
Mortgage-backed securities  98,819    102,020    106,606    112,199
Total debt securities
   before allowance       $468,067   $472,148   $147,297   $151,638

Proceeds from sales of investment securities during 1993 and 1992 were $63,357,000 and $71,735,000, respectively. Proceeds from calls or tenders of investment securities during 1993 and 1992 were $3,122,000 and $5,419,000, respectively. Gross gains realized on sales, calls and tenders during 1993 and 1992 were $1,433,000 and $5,083,000, respectively. Gross losses realized on sales, calls and tenders during 1993 and 1992 were $833,000 and $1,000, respectively.

Proceeds from sales of trading securities during 1993 and 1992 were $48,920,000 and $33,863,000, respectively. Gross gains realized on sales during 1993 and 1992 were $384,000 and $12,000, respectively. Gross losses realized on sales during 1993 and 1992 were $232,000 and $347,000, respectively.

The fair value of securities pledged to secure time deposits was $518,000 and $1,196,000 at December 31, 1993 and 1992, respectively. The fair value of securities pledged to secure borrowings under repurchase agreements was $41,402,000 and $57,539,000 at December 31, 1993 and 1992, respectively. The fair value of securities and cash pledged to the Depository Trust Company as a requirement to utilize its securities settlement system was $3,716,000 at December 31, 1993.


























2.  Investment Securities (continued)

In addition, certain interest rate swap agreements require the Company to maintain eligible collateral with fair values aggregating $4,243,000 and $5,218,000 in 1993 and 1992, respectively.

The table below provides an analysis of changes in the allowance for security losses for the three years ended December 31, 1993:

                               1993      19921991
                                        (In Thousands)
Allowance, beginning of year   $ 208     $1,372     $   152
Provision for investment
   security losses              (150)       936       1,220
Charge-offs, net of recoveries           (2,100)
Allowance, end of year         $  58     $  208     $ 1,372

3.  Deposits

The carrying amounts and fair values of deposits consisted of the following at December 31, 1993 and 1992. For deposits with no defined maturities, SFAS
No. 107 defines fair value as the amount payable on demand:

                                      1993                 1992
                                    Carrying             Carrying
                               Value    Fair Value    Value    Fair Value
                                 (In Thousands)
Noninterest-bearing demand    $525,801   $525,801   $349,208     $349,208
Money market accounts           71,533     71,533    135,120      135,120
Time                            74,334     76,880     85,409       88,516
Total deposits                $671,668   $674,214   $569,737     $572,844



















4.  Commitments

The Company leases office space and certain equipment from DST. Rental expense paid to DST amounted to $1,032,000 in 1993, $1,084,000 in 1992 and $1,144,000 in 1991. The Company s leases expire on December 31, 1997. Future annual minimum rentals under noncancelable leases are as follows:

                 Year ending
                 December 31


                1994  $601,000
                1995  608,000
                1996  616,000
                1997  620,000

5.  Employee Benefit Plan

The Company s full-time employees participate in a noncontributory, trusteed profit-sharing plan after completing one year of service. The plan is administered by the plan s advisory committee, and the assets of the plan are commingled with the assets of the DST Profit-Sharing Plan.

The Company s contributions to the profit-sharing plan are approved by the Board of Directors and were $836,000 plus forfeitures in 1993, $810,000 plus forfeitures in 1992 and $720,000 plus forfeitures in 1991.

6.  Related Parties

A significant portion of the Company s fiduciary fees and noninterest-bearing deposit liability arise from its capacity as trustee for various investment products sponsored by KFS and from other mutual fund clients serviced by DST. Effective January 1, 1993, KFS and DST revised their methods of allocating certain trustee fee income to the Company, which resulted in lower net income for 1993 in the approximate amount of $4,200,000. The Company incurred DST and KFS fees for servicing, processing and advisory services of approximately $7,989,000 in 1993, $11,388,000 in 1992 and $10,853,000 in 1991. Amounts
prepaid to DST for processing services were $4,000,000 at December 31, 1993.















6.  Related Parties (continued)

DST provides transfer agent services to certain mutual fund clients of the Company. Amounts paid to DST for these services equal the amount received by the Company from the mutual fund clients and are not presented in the accompanying statements of income and retained earnings. Amounts paid to DST for these services were $13,618,000 in 1993, $4,384,000 in 1992 and $1,801,000 in 1991.

Kemper Service Company (KSC), a wholly-owned subsidiary of KFS, provides transfer agent services to certain mutual fund clients of the Company.
Amounts paid to KSC for these services equal the amount received by the Company from the mutual fund clients and are not presented in the accompanying statements of income and retained earnings. Amounts paid to KSC for these services were $66,470,000 in 1993, $61,147,000 in 1992 and $54,184,000 in
1991.

Janus Service Corporation (JSC), an affiliate of DST, provides transfer agent services to certain mutual fund clients of the Company. Amounts paid to JSC for these services equal the amount received by the Company from the mutual fund clients and are not presented in the accompanying statements of income and retained earnings. The amount paid to JSC for these services was $28,003,000 in 1993, $17,416,000 in 1992 and $6,549,000 in 1991.

Midland Loan Services, L.P., which is an investee of DST, maintains noninterest-bearing demand deposits and money market demand deposits of the Company. Such deposits amounted to $5,745,000 and $91,033,000 at December 31, 1993 and 1992, respectively.

7.  Interest Rate Swap Agreements

Prior to 1993, the Company entered into interest rate swap agreements with various investment banking firms, and designated such contracts as liability hedges designed to extend the duration of certain short-term repricing liabilities in order to reduce the impact of changes in interest rates on the Company s cost of funds. These agreements, which expire from 1994 to 1997, require the Company to make fixed-rate payments with an average rate of 9.45% in exchange for LIBOR-based interest payments on notional amounts aggregating to $56,000,000. Payments associated with the swap agreements are made on a net basis and have been recorded as an adjustment to interest expense.

Effective December 31, 1993, in connection with the adoption of SFAS No. 115, as described in Note 1, the Company designated substantially all of such contracts for use, prospectively, as hedges of certain available-for-sale assets. The fair value of the











7.  Interest Rate Swap Agreements (continued)

Company s liabilities under these contracts amounts to $5,289,000. This amount, net of deferred income taxes of $2,091,000, has been included in the separate component of stockholder s equity at December 31, 1993, in connection with the adoption of SFAS No. 115. Net payments made under the terms of these contracts in the future will be accounted for as an adjustment of interest income, and changes in the value of the contracts, together with the changes in the value of the related available-for-sale assets, will be included in the separate component of stockholder s equity, as provided by SFAS No. 115.

The Company is exposed to credit risk in the event of default by the counterparties to the extent of any receivable amounts that have been recorded in the balance sheets and market risk as a result of potential future decreased in LIBOR. The Company was in a net payable position at December 31, 1993.

8.  Borrowings Under Repurchase Agreements

Information regarding borrowings under repurchase agreements is presented below (in thousands):

Year ended December 31, 1993
                                                     Weighted
                          Maximum                    Average
 Weighted     Average   Outstanding   Balance at      Rate at
  Average     Balance     at any     December 31,   December 31,
   Rate     Outstanding  Month End       1993          1993

  3.63%      $48,214      $55,787     $39,570           3.47%

Year ended December 31, 1992
                                                        Weighted
                          Maximum                       Average
 Weighted     Average   Outstanding     Balance at      Rate at
  Average     Balance     at any       December 31,    December 31,
   Rate     Outstanding  Month End        1992            1992


  4.44%      $56,299      $59,059         $57,395        3.59%








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